EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of April, 2009 (the “Effective Date”) by and between Verle B. Hammond (“you”) and Innovative Logistics Techniques, Inc., a Virginia corporation (“Company”).

WHEREAS, the Company desires to employ you on the terms and conditions hereinafter set forth and you desire to accept such employment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1.           Employment.

(a)           Position.  The Company agrees to employ you and you agree to be employed as the Chairman, President and Chief Executive Officer (CEO) for the Company subject to the terms and conditions of this Agreement.  You shall report to William P. Danielczyk, Chairman of Galen Capital Corporation (GCC).  In performing your duties, you shall comply with the policies of the Company, as such policies may be implemented from time to time, and the instructions of the Board of Directors.

(b)           Full Time Commitment.  You shall devote your entire business time, attention, skill and energy exclusively to the business of the Company.  With prior written approval from the Company, you may engage in appropriate civic, charitable, or educational activities and devote a reasonable amount of time to other activities provided that such activities do not interfere or conflict with your responsibilities and are not, or are not likely to be, contrary to the Company’s interests.  You and the Company agree that your position is essential to the Company’s success and that the highest level of performance is required from you.

2.           Term of Employment.

The Company agrees to employ you, and you agree to remain in employment with the Company, from the Effective Date until March 31, 2014 unless your employment terminates earlier pursuant to Section 5 of this Agreement (the “Term”).  The parties may agree to renew or extend the Term of this Agreement, provided that any such agreement is in writing and signed by the parties.   Mr. Hammond and the Company have the option after two years to retire as President and CEO and serve as Chairman of the Company.

3.           Compensation.

Your minimum salary shall be US $198,000 per year during the Term of this Agreement, less applicable taxes and withholdings, payable bi-weekly in accordance with the Company’s regular payroll practices from time to time in effect. You will also be able to participate in a annual bonus plan as agreed to between you and Innolog Holdings Board of Directors.

4.           Employee Benefits.

During the Term of this Agreement, you shall be eligible for all employee benefits that the Company may provide to other employees of the Company, including retirement, health, dental benefits, subject in each case to the generally applicable terms and conditions of the plan or policy applying to such benefits and to the determinations of any person or committee administering such plan or policy.  The Company reserves the right to amend, modify or terminate these plans or policies at any time.

5.           Termination of Employment.

Upon the effective date of termination of your employment with the Company (the “Termination Date”), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued.  Termination of your employment may occur under any of the following circumstances:

(a)          Expiration of Term.  Your employment will terminate if the Term provided for under Section 2 expires without written agreement of both parties to renew or extend the term.

(b)          Termination of Employment by the Company.  The Company has the right to terminate your employment at any time with Cause.  For all purposes under this Agreement, (“Cause”) shall mean:

(i)
a failure by you to perform your assigned work and duties under this Agreement after having been given notice and ten (10) days to cure, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment;

(ii)	a willful act or omission by you that the Board of Director determines in good faith to be gross misconduct or fraud;

(iii)	conviction of, or a plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude; or

(iv)	a material breach of any duty owed to the Company.

Termination for Cause shall become effective immediately upon written notification.

(c)          Death or Disability.  Your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period (“Disability”).  Termination will be effective upon the occurrence of such event.

Notwithstanding termination of this Agreement as provided in this Section 5 or any other termination of your employment with the Company, your obligations set forth in, or referred to or incorporated into, Sections 6, 7 and 8 hereof shall survive any termination of your employment with the Company at any time and for any reason.

6.           Non-solicitation.

While employed by the Company and for three (3) years after termination of that employment, you agree not to directly or indirectly (i) solicit or attempt to solicit any employee or contractor of the Company to end his/her relationship with the Company; (ii) hire or attempt to hire any person who is at that time employed by the Company or has been employed by the Company during the twelve (12) month period preceding such hiring or attempt to hire; and (iii) solicit any consultant, contractor or client of the Company with whom you had contact as a result of your employment by the Company to diminish or materially alter its relationship with the Company.  For purposes of this Agreement, a client is any person or entity to which the Company has provided goods or services at any time during the period commencing twelve (12) months prior to your employment with the Company and ending on the Termination Date.

7.           Non-competition.

You agree not to own, manage, operate, control, be employed by, participate in, work in, advise, consult or contract with, or support in any manner any business that is similar to the type of business conducted by the Company during your employment within the geographic area in which the Company or its customers are located during, and for three (3) years following the termination of, your employment with the Company.    Any outside involvement by Mr. Hammond in family ventures is agreed to by prior notice given to the Company’s Board of Directors and as long as there is not a competing venture with the Company.  Notwithstanding anything in the foregoing to the contrary, in the event Mr. Hammond is no longer employed by the Company for any reason,  Mr. Hammond may own, manage, operate, control, be employed by, participate in, work in, advise, consult or contract with, or support a government contracting or similar business that does not directly compete with the Company or seek to contract with the Company’s current customers/contractors.  The foregoing paragraph 6 and 7 shall apply only if Mr. Hammond is terminated for cause or leaves the Company for no good reason.  For purposes of this agreement “good reason” shall mean a material change in his duties or a material breach of this Agreement by the Company.

8.           Return of Property.

Upon termination of your employment with the Company for any reason, you agree to immediately return to the Company all property belonging to the Company.  This includes all documents and other information prepared by you or on your behalf or provided to you in connection with performing your duties for the Company, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information.  You hereby warrant that you will not retain in any form any such document or other information or copies thereof, except as provided in the following sentence.  You may retain a copy of any documents describing any rights or obligations you may have after the Termination Date under any employee benefit plan or policy.

9.           Miscellaneous Provisions.

(a)          Notices.  Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent by overnight delivery with acknowledgement of receipt requested to:

William Danielczyk
Chairman
Galen Capital Corporation
8300 Greensboro Dr.
McLean, VA  22102
Facsimile No. 703-893-0422

With a copy to:

Jackson & Campbell, P.C.
1120 20th Street, NW
Suite 300 – South
Washington, DC  20036
Telephone:  (202) 457-1600
Fax:  (202) 457-1678
Attention:  David H. Cox/John J. Matteo

Any notice or other information to be provided to you will be sent by overnight delivery with acknowledgement of receipt requested, to:

Colonel Verle B. Hammond (Ret.)
 Innovative Logistics Techniques, Inc.
1751 Pinnacle Drive, Suite 600
McLean, VA, 22102
Telephone:
Fax:

with a copy to:

John Klusaritz
Bingham McCutchen LLP
2020 K Street, N.W.
Washington, D.C.  20006
(202) 373-6655 (office)
(202) 373-6001 (fax)
(202) 669-1908 (cell)
john.klusaritz@bingham.

(b)          Dispute Resolution.  You and the Company agree that any controversy, dispute or claim between you and the Company arising out of this Agreement or the breach thereof will be finally resolved by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”).  You and the Company agree to follow the Dispute Resolution Procedures set forth in Attachment A to this Agreement.

(c)          Nature of Agreement.  This Agreement constitutes the entire agreement between you and the Company and supercedes all prior agreements and understandings and any rights or obligations thereto between you and the Company and any other party with respect to the subject matter hereof.  In making this Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Agreement.

(d)          Amendment.  No modification of or amendment to this Agreement will be effective unless in writing and signed by the parties to this Agreement.

(e)          Waiver.  A delay or failure by the Company to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right.  A waiver of a breach on any one occasion will not be construed as a waiver of any other breach.

(f)          Governing Law.  Regardless of the choice of law provisions of the Commonwealth of Virginia or any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the Commonwealth of Virginia.

(g)           Severability.  This Agreement will continue in effect until all obligations under it are fulfilled.  If any provision of this Agreement is judicially determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified to the degree necessary to render such provision valid and enforceable.  Further, if any part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall continue with full force and effect.

(h)           Successors and Assigns.  This Agreement is not assignable by you.  This Agreement is binding on you with respect to the Company, its successors or assigns.

(i)           Headings.  The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement.

You certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.

This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

Innovative Logistics Techniques, Inc.

[Name]

Date:	Date:

Attachment A

DISPUTE RESOLUTION PROCEDURES

The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to arbitration in accordance with the following procedures:

A.
The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed.  The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

B.
If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

C.
If mediation does not produce a resolution of the dispute and either party wishes to pursue the issue, that party shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation.  The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from JAMS, and select by alternately striking names.  The arbitration will be conducted consistent with the JAMS Employment Arbitration Rules and Procedures (“Rules”) that are in effect at the time of the arbitration.  If there is any conflict between those Rules and the terms of the Employment Agreement (“Agreement”), including all attachments thereto, the Agreement will govern.  The arbitrator shall have authority to decide whether the conduct complained of under Subsection (a) above violates the legal rights of the parties.  In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law.  The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be provided for by and consistent with the laws of the State of Delaware and federal law.  The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement.  The Company shall pay the arbitrator’s fee.

D.
Arbitration shall be the exclusive means for final resolution of any dispute between the parties, except 1) for workers’ compensation and unemployment claims and 2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury.  Injunctive relief may be sought from any court of competent jurisdiction located in the State of Delaware.